Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:

Bill Horning / Joel Luebkeman

925.658.6193 / 925.658.6818

THE PMI GROUP, INC. REPORTS

FIRST QUARTER 2010 FINANCIAL RESULTS

•	The PMI Group, Inc. (the “Company”) reported a loss from continuing operations in the first quarter of 2010 of $157.0 million, or $1.90 per share.

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First quarter results include a $40.8 million loss (pre-tax), or $0.32 per share (after-tax), as a result of the increase in the fair value of certain corporate debt obligations due to improving credit spreads.

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U.S. Mortgage Insurance’s primary new notices of default declined by 21% compared to the first quarter of 2009 (the first time since the fourth quarter of 2007), loan modification activity increased and primary loans in default declined from last quarter (the first time since the second quarter of 2006).

•	Primary reserves for losses and loss adjustment expenses decreased by $6.7 million due, in part, to the decline of loans in default.

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The Company enhanced statutory capital at U.S. Mortgage Insurance Operations by approximately $115 million in the first quarter as a result of certain modified pool restructurings with the majority of the benefit for PMI Mortgage Insurance Co. (“MIC”).

•	The Company had consolidated cash and cash equivalents and investments of $3.2 billion and total assets in captive trust accounts of approximately $931.4 million at March 31, 2010.

Walnut Creek, CA, April 25, 2010 - The PMI Group, Inc. (NYSE: PMI) today reported a loss from continuing operations for the first quarter of 2010 of $157.0 million, or $1.90 per basic and diluted1 share, compared with a loss from continuing operations of $115.3 million, or $1.41 per basic and diluted1 share, for the same period one year ago. The year-over-year change was primarily due to the increase in the fair value of the Company’s corporate debt. In the first quarter of 2010, total revenues were reduced by $40.8 million as a result of the increase in the fair value of debt obligations compared to an $18.5 million increase in total revenues in the first quarter of 2009 due to the decrease in fair value of debt obligations.

1	Due to the net loss in the quarter, dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

The PMI Group, Inc. First Quarter Results

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2010	2009
Loss from continuing operations	$(156,987)	$(115,261)
Loss from discontinued operations, net of income taxes*	—	(30)

Net loss	$(156,987)	$(115,291)

Diluted loss from continuing operations per share	$(1.90)	$(1.41)
Diluted income from discontinued operations per share*	—	—

Diluted net loss per share	$(1.90)	$(1.41)

*	Includes the results of PMI Australia, PMI Asia and PMI Guaranty.

U.S. Mortgage Insurance Operations

U.S. Mortgage Insurance Operations had a net loss of $121.8 million in the first quarter of 2010 compared to a net loss of $127.6 million in the first quarter of 2009. The loss in the first quarter of 2010 was due primarily to losses and loss adjustment expenses (“LAE”) of $350.1 million. The first quarter’s losses and LAE included $271.0 million of total claims paid including LAE and a $79.1 million increase in loss reserves net of reinsurance recoverables.

Total revenues were $192.4 million in the first quarter of 2010 compared to $209.1 million in the first quarter of 2009. The decrease in the first quarter of 2010 was primarily related to lower new insurance written and a decline in primary insurance in force from $123.9 billion at March 31, 2009 to $110.3 billion at March 31, 2010.

U.S. Mortgage Insurance Operations loss reserves for primary and pool insurance, gross of reinsurance recoverables, totaled $3.3 billion at March 31, 2010 compared to $3.2 billion at December 31, 2009. Reserves for losses and LAE for primary insurance decreased sequentially by $6.7 million to $2.9 billion. The decrease in primary insurance reserves for losses and LAE was primarily due to lower primary default inventories and reserve releases related to the payment of claims. Loss reserves for pool insurance increased sequentially by $48.6 million to $310.4 million. The increase in pool insurance loss reserves was due primarily to higher claim rates related to modified pool contracts representing a further acceleration of expected losses. This increase was partially mitigated by a modified pool restructuring completed in the first quarter of 2010.

The number of primary loans in default decreased to 147,248 as of March 31, 2010 from 150,925 as of December 31, 2009 but was higher compared to 117,503 as of March 31, 2009. New notices of default received in the first quarter of 2010 totaled 34,268 compared to 37,835 in the fourth quarter of 2009 and 43,307 in the first quarter of 2009. As a percentage of primary policies in force, the default rate was 21.53% as of March 31, 2010 compared to 21.40% as of December 31, 2009 and 15.29% as of March 31, 2009.

The number of pool loans in default decreased to 25,336 as of March 31, 2010 from 51,104 as of December 31, 2009 and 53,807 as of March 31, 2009. The decline in the first quarter of 2010 was due primarily to the modified pool restructuring completed in the quarter.

PMI’s Homeownership Preservation Initiatives (HPI), enabled 12,383 borrowers, representing $559.8 million of risk in force, to retain their homes through loan modifications and payment plans in the first quarter of 2010. As of March 31, 2010, approximately 27,303 loans were in a HAMP trial period compared to 23,181 loans as of December 31, 2009. In addition, HPI enabled 2,780 homeowners in the first quarter of 2010 to avoid foreclosure through alternatives such as short sales.

Rescission and claim denial of delinquent risk in force was $258.4 million in the first quarter of 2010.

International Operations

International Operations, which include PMI Europe and PMI Canada, had net income from continuing operations for the first quarter of 2010 of $17 thousand compared to net income from continuing operations for the first quarter of 2009 of $6.7 million. PMI Europe’s risk in force declined to $2.1 billion as of March 31, 2010 compared to $4.9 billion at December 31, 2009.

Corporate and Other

The Corporate and Other segment had a net loss of $35.2 million in the first quarter of 2010 compared to net income of $5.6 million in the first quarter of 2009. The results for the first quarter of 2010 include a loss (representing an increase in fair market value) of $40.8 million related to the fair value measurement of certain corporate debt obligations compared to a gain (representing a decrease in fair market value) of $18.5 million in the first quarter of 2009.

Capital and Liquidity Information as of March 31, 2010

•	On a consolidated basis, the Company had available funds, consisting of cash and cash equivalents and investments of $3.2 billion and total shareholders’ equity of $577.4 million.

•	At the holding company level, The PMI Group, Inc. had available cash and cash equivalents and investments of $49.7 million.

•	MIC had available funds, consisting of cash and cash equivalents and investments, of $2.4 billion and total assets in captive trust accounts of approximately $931.4 million.

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During the first quarter of 2010, U.S. Mortgage Insurance Operations restructured certain modified pool policies resulting in the acceleration of $163.7 million in payments to the counterparty and the elimination of the remaining risk in force associated with the underlying pool contracts of $212.9 million. Notwithstanding the elimination of the risk in force, the Company retained a contractual right to a future cash flow stream, with an estimated fair value of approximately $66 million.

•	The Company realized $7.4 million of investment gains primarily from the sale of municipal bonds and preferred equity securities.

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Preliminarily, the Company estimates that, MIC’s policyholders’ position will be below the minimum policyholders’ position required by capital adequacy requirements by approximately $57.4 million and MIC’s risk to capital will be approximately 26.6 to 1, each as of March 31, 2010. As of December 31, 2009, MIC’s policyholders’ position exceeded the minimum policyholders’ position by $63.9 million and MIC’s risk to capital ratio was 22.1 to 1.

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In the event that MIC is unable to write new mortgage insurance in a limited number of states, the Company plans to write new mortgage insurance in those states through its subsidiary, PMI Mortgage Assurance Co. (“PMAC”). As announced during the first quarter, PMAC has been approved as a limited, direct insurer by Freddie Mac and Fannie Mae.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve. Through its wholly owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release and supplement that are not historical facts, or that relate to future plans, events or performance, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

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Potential significant future losses as a result of a variety of factors that are outside our control and difficult to predict. Increased losses could cause MIC to be out of compliance or more substantially out of compliance with applicable regulatory requirements and could require MIC to cease writing new business. Among other factors affecting future losses and that could cause losses to increase more rapidly or to higher levels than expected are the following:

•	Future economic conditions, including unemployment rates, interest rates and home prices.

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The level of new delinquencies, the cure and claim rates of delinquencies (including the level of future modifications of delinquent loans) and the claim severity within MIC’s mortgage insurance portfolio.

•	The level of future rescissions and claim denials and future reversals of rescissions and claim denials;

•	The timing of future claims paid; and

•	Future levels of new insurance written (and the profitability of such business), which will impact future premiums written and earned and future losses.

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The risk that we may be required to cease writing new business in some or all states due to our financial condition and/or our inability to maintain minimum regulatory risk-to-capital and policyholders’ surplus requirements;

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In sixteen states, so long as a mortgage insurer does not meet a required minimum policyholders’ position or exceeds a maximum permitted risk-to-capital ratio (generally 25 to 1), it may be prohibited from writing new business. In other states, including Arizona, MIC’s state of domicile, the applicable regulator has discretion as to whether the mortgage insurer may continue to write new business. The Arizona Department of Insurance has issued to MIC a letter that waives, until December 31, 2011, the requirement that MIC maintain the required minimum policyholders’ position in order to write new business. The waiver requires periodic reporting to the Department and the Department’s approval of annual operating plans. The Department may modify or terminate the waiver at any time. If we are not successful in raising significant additional capital or obtaining significant capital relief, we believe that there is a risk that the Department may withdraw the waiver. If the Department terminated the waiver and MIC failed to maintain the minimum policyholders’ position, MIC would likely be required to suspend writing new business in all states. In addition, the Department of Insurance of the State of Illinois and the Department of Insurance of the State of Missouri have each granted MIC temporary waivers from their respective minimum policyholders’ position or risk to capital ratio requirements, which are subject to conditions and may be withdrawn at any time at the sole discretion of the relevant regulator.

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Even with the waivers described above, other states could require MIC to cease new business writings if we fail to comply with the applicable capital adequacy requirements. We believe that there are five state insurance departments that at present will not, or cannot, exercise discretion to permit MIC to write new business if it does not comply with applicable capital requirements. We have submitted waiver requests, which we believe are currently under review, to insurance departments in a number of other states. It is not clear what actions the insurance regulators in states that do not have capital adequacy requirements would take if MIC were to fail to meet capital adequacy requirements established by one or more other states.

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We have discussed with certain state insurance regulators their financially hazardous condition regulations applicable to licensed insurance companies and those states’ interpretive positions that we are, or could be, in violation of their respective regulations. None of these states has taken any action against MIC to date. If any of those states or other states having similar regulations were to conclude that MIC was in financially hazardous condition, MIC may be required to cease writing new business in that state.

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In the event that we are unable to write new mortgage insurance in a limited number of states for the reasons discussed above, we are implementing a plan to enable us to write new mortgage insurance in those states out of an existing subsidiary, PMI Mortgage Assurance Co. There can be no assurance that we will be able to effectuate this plan.

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Under the terms of our runoff support agreement with Allstate Insurance Company, MIC is subject to restrictions that apply if its risk-to-capital ratio exceeds 23:1. Any failure to meet the capital requirements set forth in the runoff support agreement could, if pursued by Allstate, have a material adverse impact on our financial condition;

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Our expectation that, as a result of continued losses, we will need to raise significant additional capital and the risk that we will be unable to raise additional capital in a timely manner on acceptable terms or at all, and the risk that any additional capital that we raise will be insufficient to address the Company’s liquidity needs and MIC’s capital requirements.

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Our expectation that, because our loss reserves are not intended to be an estimate of total future losses, our ultimate actual losses will be higher than, and could substantially exceed, our loss reserve estimates;

•	The risk that our underwriting policies may not anticipate all risks and/or the magnitude of potential loss;

•	The limitations we have placed on new business writings and certain mortgage and private mortgage insurance market conditions, which have negatively impacted the private mortgage insurance industry;

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The potential litigation risk associated with our increased rescission activity and, in the event that we are unsuccessful in defending our rescission decisions, the need to establish loss reserves for, and reassume risk on, delinquent rescinded loans;

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The risk that we overestimate the number of loans that ultimately cure as a result of loan modifications, which management factors in when establishing loss reserve estimates, and which could result in loss reserves that are insufficient to cover our losses on existing delinquent loans;

•	The aging of our mortgage insurance portfolio and changes in severity or frequency of losses associated with our mortgage insurance policies;

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The performance of our insured portfolio of higher risk loans, such as Alternative-A (“Alt-A”) and less than-A quality loans, and adjustable rate and interest-only loans, which have resulted in increased losses in prior periods and are expected to result in further losses;

•	The risk that Fannie Mae and/or Freddie Mac (collectively, the “GSEs”) determine that we are no longer an eligible provider of mortgage insurance;

•	The risk that we are not able to continue to comply with the terms of our credit facility and an event of default occurs;

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The risk that the value of the contingent note we received in connection with the sale of PMI Australia is reduced and, therefore, reduces or eliminates the commitments of the lenders under our credit facility and requires us to repay amounts borrowed under the credit facility;

•	Further downgrades or other ratings actions with respect to our credit ratings or insurer financial strength ratings assigned by the major rating agencies;

•	Heightened competition from the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers;

•	Potential changes in the charters or business practices of the GSEs, the largest purchasers of mortgages;

•	The potential future impairment of the value of certain securities held in our investment portfolios as a result of the significant volatility in the capital markets;

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Volatility in our earnings caused by changes in the fair value of our derivative contracts and our need to reevaluate the premium deficiencies in our mortgage insurance business on a quarterly basis; and

•	Heightened regulatory and litigation risks faced by the financial services industry, the mortgage insurance industry and the Company and MIC;

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Potential additional losses in our European operations as a result of deteriorating economic conditions and the potential that we must make additional capital contributions to those operations, and/or CMG Mortgage Insurance Company, pursuant to capital support agreements.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and our Annual Report on Form 10-K for the year ended December 31, 2009. We undertake no obligation to update forward-looking statements.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Net premiums written	$160,076	$184,846

Revenues
Premiums earned	$161,565	$188,094
Net gain from credit default swaps	1,718	7,756
Net investment income	26,688	34,605
Net realized investment gains (losses)	7,433	(6,051)
Change in fair value of certain debt instruments	(40,813)	18,476
Other income	6	2,184

Total revenues	156,597	245,064

Losses and expenses
Losses and loss adjustment expenses	350,825	382,947
Amortization of deferred policy acquisition costs	3,876	3,345
Other underwriting and operating expenses	33,859	40,021
Interest expense	9,523	11,852

Total losses and expenses	398,083	438,165

Loss before equity in losses from unconsolidated subsidiaries and income taxes	(241,486)	(193,101)
Equity in losses from unconsolidated subsidiaries	(4,410)	(2,446)

Loss from continuing operations before income taxes	(245,896)	(195,547)
Income tax benefit from continuing operations	(88,909)	(80,286)

Loss from continuing operations	(156,987)	(115,261)

Loss from discontinued operations, net of taxes	—	(30)

Net loss	$(156,987)	$(115,291)

Diluted loss from continuing operations per share	$(1.90)	$(1.41)
Diluted income from discontinued operations per share	—	—

Diluted net loss per share	$(1.90)	$(1.41)

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)
	(Dollars and shares in thousands, except per share data)
Assets
Investments	$2,299,370	$2,297,195
Cash and cash equivalents	859,131	1,328,269
Investments in unconsolidated subsidiaries	135,241	149,816
Reinsurance recoverables	666,298	549,369
Deferred policy acquisition costs	42,642	39,061
Property, equipment and software, net of accumulated depreciation and amortization	97,105	120,941
Other assets	511,279	411,274

Total assets	$4,611,066	$4,895,925

Liabilities
Reserve for losses and loss adjustment expenses	$3,290,593	$2,915,862
Unearned premiums	69,866	111,018
Debt	424,570	457,054
Other liabilities	248,610	248,978

Total liabilities	4,033,639	3,732,912

Shareholders’ equity	577,427	1,163,013

Total liabilities and shareholders’ equity	$4,611,066	$4,895,925

Basic shares issued and outstanding	83,006	82,147

Book value per share	$6.96	$14.16

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Note: Please refer to The PMI Group, Inc. First Quarter 2010 Financial Supplement for additional information.